Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

May 13, 2014

RCS Capital Corporation

405 Park Ave, 15th Floor

New York, NY 10022

Re: Opinion of Proskauer Rose LLP as to Tax Matters

Ladies and Gentlemen:

We have acted as special tax counsel to RCS Capital Corporation, a Delaware corporation (“Parent”) in connection with the proposed merger (the “Merger”) of Investors Capital Holdings, Ltd., a Delaware corporation (“the Company”), with and into Zoe Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), a wholly owned subsidiary of Parent with Merger Sub surviving. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of October 27, 2013 (the “Merger Agreement”), as amended through the date hereof. This opinion letter is being delivered in connection with the joint proxy/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement on Form S-4, Registration No. 333-194804, initially filed by Parent with the Securities and Exchange Commission on March 25, 2014, as amended through the date hereof (together with the documents incorporated by reference therein, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). Capitalized terms not otherwise defined herein have the meanings specified in the Merger Agreement or the Registration Statement (or defined therein by cross-reference), unless otherwise indicated.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinion. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement/Prospectus, (iii) the respective tax representation letters of the Company and of Parent and Merger Sub delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion (collectively, the Officer’s Certificates and the other documents described in clauses (i) through (iv) are referred to herein as the “Transaction Documents”).

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

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RCS Capital Corporation

May 13, 2014

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus, and the Merger will be effective under the laws of the State of Maryland and the State of Delaware;

3.	As of the date hereof, all factual statements, descriptions and representations set forth in the Transaction Documents are true, complete and correct in all respects, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	As of the date hereof, any statements made in the Transaction Documents “to the knowledge of” or similarly qualified are true, complete and correct in all respects without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Proxy Statement/Prospectus.

Based upon, and subject to the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

RCS Capital Corporation

May 13, 2014

This opinion letter is rendered to you for your use in connection with the Registration Statement and may be relied upon by you and your stockholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement and to the use of this opinion for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP